Exhibit 10.1

Execution Version

FARMOUT AGREEMENT

PEL 512 South Block

SOUTH AUSTRALIA

Discovery Energy SA Pty Ltd

WESI PEL512 Pty Ltd

A. CONTRACT AREA AND AREA COVERED BY PEL 512

B. JOINT OPERATING AGREEMENT

C. OBLIGATORY EXPENDITURE WORK PROGRAM GUIDANCE

D. DEED OF ASSIGNMENT AND TRANSFER (OF LEGAL AND BENEFICIAL INTERESTS)

Discovery to WESI Farmout Agreement	i

FARMOUT AGREEMENT

THIS AGREEMENT is entered into on the 18th day of October 2019 by and between Discovery Energy SA Pty Ltd ACN 158 204 052 of Level 8, 350 Collins Street, Melbourne VIC 3000, a company existing under the laws of Victoria, Australia (hereinafter referred to as “DESAL”) and, WESI PEL512 Pty Ltd ACN 635 946 682 of Suite 33.01, Chifley Tower, 2 Chifley Square, Sydney NSW 2000, a company existing under the laws of New South Wales, Australia (hereinafter referred to as “WESI”). The companies named above, and their respective permitted successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Petroleum Exploration Licence (PEL) 512 was issued by the Government to DESAL on 26 October 2012; and

WHEREAS, as of the date of this Agreement, DESAL holds 100% of the rights and obligations of Licensee in PEL 512; and

WHEREAS, DESAL has been in discussions with the Government to separate the South block of PEL 512 labelled as Block A on the map attached as Exhibit A and the Lycium block labelled as Block B on the map attached as Exhibit A, from the West block of PEL 512 labelled as Block C on the map attached as Exhibit A into two separate exploration licences in accordance with s.83 of the Act, on terms and conditions that may be imposed by the Minister that are acceptable to DESAL; and

WHEREAS, DESAL has been advised by the Government to delay the decision to divide or convert PEL 512 into separate licences until the expiry of PEL 512 under its own terms; and

Discovery to WESI Farmout Agreement	1

WHEREAS, DESAL is willing to assign and transfer certain legal and beneficial interests in its rights and obligations in PEL 512 to WESI, excepting and reserving unto DESAL certain beneficial interests in the West Block, in accordance with the terms set forth herein and WESI wishes to acquire such interests; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set out below and to be performed, DESAL and WESI agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below. Any capitalized term used in this Agreement and not specifically defined in this Agreement shall have the same meaning as in the Licence or the JOA.

Acquiring Party has the meaning given in Article 5.2(c).

Act means the Petroleum and Geothermal Energy Act 2000 (SA)

AFE means an authority for expenditure issued in connection with this Farmout Agreement.

Agreement means this Farmout Agreement together with the Exhibits, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

Assignment of Beneficial Interest and Transfer of Licence is the document attached as Exhibit D by which a legal interest in PEL 512 is transferred and conveyed to WESI by DESAL and a beneficial interest in the Contract Area is assigned to WESI.

Capital Requirement has the meaning given in Article 4.2(e).

Conditions Precedent means all of the conditions enumerated in Article 3.1.

Consideration means both the upfront payment to be made by WESI under Article 4.1 and WESI’s obligation to perform and complete the Obligatory Expenditure Work Program at its sole cost and expense under Article 4.2.

Discovery to WESI Farmout Agreement	2

Contract Area means the South block of the Licence labelled as Block A on the map attached as Exhibit A and the Lycium block labelled as Block B on the map attached as Exhibit A.

Contract Operator means WESI insofar as it is designated by DESAL under this Agreement to act as Operator under the conditions of the Licence and the terms of the JOA for the purposes only of carrying out and satisfying in full all of the Obligatory Expenditure Work Program.

Corporations Act means the Corporations Act 2001 (Cth).

Default Rate means interest compounded on a monthly basis, at LIBOR plus three (3) percentage points, applicable on the first Business Day before the due date of payment and afterwards on the first Business Day of each succeeding Calendar Month. If the resulting rate is contrary to applicable usury law, then the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

DESAL has the meaning given in the preamble to this Agreement.

Documents means this Agreement, the Licence, the JOA, and the agreements listed in the attached Exhibits.

Effective Date is the date set out in Article 2.5.

Discovery to WESI Farmout Agreement	3

Excluded Amounts means and includes the following costs and expenses: (a) all premiums and other costs in connection with the Surety Bonds, (b) any interest accruing following a Warning Notice pursuant to Article 4(e), (c) any general and administrative costs of WESI that were not included in an approved Work Program and Budget, (d) any interest, penalties and enforcement costs arising from a default or breach by WESI under this Agreement or any Document, (e) all costs, expenses and liabilities arising out of or in connection with the gross negligence or willful misconduct of WESI, including all reworking costs following any such gross negligence or willful misconduct, (f) salaries and wages of WESI and its Affiliates and other such direct charges of WESI and its Affiliates referred to as direct charges under Section 2.2 of the AIPN Accounting Procedure and indirect charges of WESI and its Affiliates referred to under Section III of the AIPN Accounting Procedure, whether or not such amounts are incurred in relation to the Obligatory Expenditure Work Program, and (g) without limitation to the foregoing, any and all costs, expenses and liabilities that are not chargeable to the Joint Account under and in accordance with the express terms of the JOA, including the Accounting Procedure.

Insolvency Event means the occurrence of any of the following: (a) WESI is not able to pay all or any portion of its debts, as and when they become due and payable or is otherwise “insolvent” as defined in the Corporations Act; (b) WESI consents to the appointment of or taking possession by, a receiver, a trustee, custodian, or liquidator of itself or of a substantial part of its assets, or fails or admits in writing its inability to pay its debts generally as they become due, or makes a general assignment for the benefit of creditors; (c) WESI files a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any applicable bankruptcy or insolvency laws or an answer admitting the material allegations of a petition filed against it in any such proceeding, or seeks relief by voluntary petition, answer or consent, under the provisions of any now existing or future bankruptcy, insolvency or other similar law providing for the liquidation, reorganization, or winding up of business entities, or providing for an agreement, composition, extension, or adjustment with its creditors; (d) a substantial part of WESI’s assets are subject to the appointment of a receiver, trustee, liquidator, or custodian by court order and such order shall remain in effect for more than thirty (30) days; (e) WESI is adjudged bankrupt or insolvent in accordance with the Corporations Act, has any property sequestered by court order and such order remains in effect for more than thirty (30) days, or has filed against it a petition under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within thirty (30) days of such filing; or (f) WESI is found otherwise to be insolvent under administration in accordance with the Corporations Act.

Discovery to WESI Farmout Agreement	4

JOA means the Joint Operating Agreement in the form attached as Exhibit B.

Laws/Regulations means those laws, statutes, rules and regulations governing activities under and in connection with the Licence, this Agreement and the JOA.

LIBOR means the interest rate per annum equal to the London Interbank Offered Rate as administered by the ICE Benchmark Administration (or any other person that takes over administrative of such rate for U.S. dollars) for one month U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal; provided, that if the London Interbank Offered Rate is no longer available or is no longer a widely used benchmark rate, then the Parties shall select a successor or replacement rate consistent with general market practice at such time, or if the Parties cannot agree on a replacement or successor rate, then “LIBOR” shall mean a rate per annum equal to 2.50%.

Licence means Petroleum Exploration Licence (PEL) 512 issued by the Government to DESAL on 26 October 2012 and any licence granted under the Act in substitution, replacement, extension or renewal of that licence insofar as it pertains to the lands burdened by the Contract Area. If a separate petroleum exploration licence or other form of licence is granted covering the lands burdened by the Contract Area as provided herein, “Licence” means that licence and any licence granted under the Act in substitution, replacement, extension or renewal of that licence.

Discovery to WESI Farmout Agreement	5

Obligatory Expenditure Work Program has the meaning given in Article 4.2(a).

Operator means DESAL as the entity designated to the Government as the operator of the Licence to conduct operations in the Contract Area in accordance with the conditions of the Licence and under the terms of the JOA, and, subject to Article 5.2(c), upon full and complete satisfaction by WESI of the Obligatory Expenditure Work Program and upon the issuance by the Government of a separate licence or licences covering all or part of the Contract Area, WESI will be designated as Operator for such separate licence or licences under the terms of the JOA.

Operating Committee has the meaning ascribed to it in the JOA.

Participating Interest means, as to any party holding contractual rights to the Contract Area (excluding, for purposes of clarity, the holders of any royalty interest or other non-cost bearing interest), the undivided interest of such party expressed as a percentage of the total interest of all parties in the rights and obligations derived from the Licence insofar as the Licence covers the Contract Area, subject to all royalties and burdens in existence as of the Effective Date.

Surety Bonds has the meaning given in Article 4.2(f).

Transfer Waiver has the meaning given in Article 5.2(a).

Upcoming Quarter has the meaning given in Article 4.2(f).

Waiver Period has the meaning given in Article 5.2(a).

Discovery to WESI Farmout Agreement	6

WESI has the meaning given in the preamble to this Agreement.

West Block means the West block of PEL 512 labelled as Block C on the map attached as Exhibit A.

Work Programs and Budget has the meaning ascribed to it in the JOA.

ARTICLE 2

ASSIGNMENT OF INTEREST

2.1 Grant

Within five (5) days following the satisfaction of the Conditions Precedent, and in exchange for the Consideration, DESAL shall:

(a) transfer to WESI, and WESI agrees to accept, fifty percent (50%) of DESAL’s legal interest in the Licence; and

(b) assign to WESI, and WESI agrees to accept, fifty percent (50%) of DESAL’s Participating Interest in the Contract Area and under the Licence, and the Parties shall execute and deliver the Assignment of Beneficial Interest and Transfer of Licence under Article 2.6, in accordance with the terms of this Agreement.

2.2 Joint Operating Agreement; Operator

(a)	Contemporaneously with the execution and delivery of this Agreement, the Parties agree to enter into the JOA attached hereto as Exhibit B provided that, if the Parties are unable to agree upon, execute and deliver the JOA at that time or within thirty (30) days after the Effective Date, then either Party may serve notice on the other Party. Thereafter the Parties must within thirty (30) days of the date of that notice execute a joint operating agreement in the form of Exhibit B. Until the JOA or that joint operating agreement is executed, Exhibit B shall operate to govern the relationship of the Parties in respect of the Licence subject to this Agreement and shall be binding on the Parties during that period.

Discovery to WESI Farmout Agreement	7

(b)	WESI is appointed “Operator” for the sole and limited purposes of conducting, carrying out and satisfying in full the Obligatory Expenditure Work Program and agrees to act as such in accordance with this Agreement and the JOA, subject to DESAL’s right to submit Work Programs and Budgets for review by the Operating Committee in accordance with this Agreement. DESAL shall be Operator for all other matters in respect of the Licence and under the JOA until such time as WESI is designated Operator for all matters in accordance with Article 2.2(c).

(c)	Subject to Article 5.2(c), within thirty (30) days of WESI completing all operations and funding expenditures required under the Obligatory Expenditure Work Program and if the Government has issued a separate licence or licences covering the Contract Area or portions of the Contract Area, DESAL will designate WESI as Operator for all matters in respect of such separate licence or licences and under the JOA.

(d)	WESI shall defend and indemnify DESAL, together with DESAL’s Affiliates, and their respective directors, officers, and employees, from any and all damages, losses, costs (including reasonable legal costs and attorneys’ fees), and liabilities incident to claims, demands, or causes of action brought by or for any person or entity (including the Government), which claims, demands or causes of action arise out of, are incident to or result from (i) Joint Operations conducted by or on behalf of WESI or (ii) any of WESI’s duties and functions under this Agreement or the JOA, in each case of (i) and (ii), in WESI’s capacity as “Operator”, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of DESAL (or DESAL’s Affiliates, and their respective directors, officers, and employees). This Article 2.2(d) shall expressly survive the termination or expiration of this Agreement.

Discovery to WESI Farmout Agreement	8

2.3 Binding Effect

DESAL and WESI shall be bound by this Agreement as of the date hereof and shall fully perform all of their respective obligations under this Agreement and each of the Documents.

2.4 Ownership

(a) After the transfer of interest referred to in Article 2.1, the respective legal interests of the Parties in the Licence shall be:

DESAL : 50%

WESI : 50%

Total : 100%

(b) After the assignment of interest referred to in Article 2.1, the respective Participating Interests of the Parties in the Contract Area and under the Licence shall be:

DESAL : 50%

WESI : 50%

Total : 100%

(c) After the assignment and transfer of interests referred to in Article 2.1, the Parties agree that, whereas WESI shall own and hold and be entitled to an undivided 50% legal and beneficial interest in the Contract Area and under the Licence, all other interests in the Licence shall remain in DESAL and WESI shall only own and hold bare legal title to the remainder of the Licence and in particular the West Block.

Discovery to WESI Farmout Agreement	9

(d) In respect of the West Block and the portions of the Licence related thereto, WESI covenants and agrees that:

(i) WESI shall hold bare legal title in trust for DESAL:

(ii) WESI shall not own any beneficial or economic interest;

(iii) WESI shall have a fiduciary duty to exercise its legal interest for the sole benefit and at the direction of DESAL and WESI shall have no authority or discretion to perform any tasks or functions, or make any elections, with respect to the West Block other than those specifically requested and authorized by DESAL in writing

(iv) WESI shall maintain its interest in the West Block free from any and all liens, claims or Encumbrances, other than those arising in favor of DESAL pursuant to the Documents; and

(v) WESI hereby irrevocably appoints DESAL its true and lawful attorney to, if there is an Insolvency Event, take such actions and make such elections as are not prohibited by this Agreement, and sign such instruments (including those contemplated by Article 2.6(b)(iii)) and make such filings and applications as may be necessary to assign and transfer full legal title in the Licence to DESAL and to obtain any necessary consents of the Government. Actions under this power of attorney may be taken by DESAL individually without the joinder of the others. This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest.

Discovery to WESI Farmout Agreement	10

2.5 Effective Date

The effective date of this Agreement as between the Parties (hereafter the “Effective Date”) shall be deemed to be the date first set forth above herein. The consideration payable by WESI reflects this Effective Date.

2.6 Record Assignment and Transfer; Approval

(a)	Within five (5) days following the satisfaction of the Conditions Precedent, the Parties shall execute the Assignment of Beneficial Interest and Transfer of Licence. For so long as PEL 512 has not been separated into two (2) or more licences, the Parties will work together in good faith and use reasonable efforts to find a mutually satisfactory solution to maintain the Licence in full force, giving effect to all terms of this Agreement including among others the payment by WESI of the cash consideration prescribed in Article 4.1; the performance of the Obligatory Expenditure Work Program described in Article 4.2; and the provision by DESAL of the economic benefits of the Assignment of Beneficial Interest. DESAL will give full recognition to WESI’s Participating Interest in the Contract Area and all operations in the Contract Area will be conducted in accordance with this Agreement and the JOA. Any and all decisions regarding the Licence insofar as the Licence pertains to the West Block shall be made at the sole discretion and direction of DESAL without any consultation with WESI and WESI agrees to make all such elections and take such actions as are necessary to effectuate DESAL’s decisions with respect to the West Block.

Discovery to WESI Farmout Agreement	11

(b)	If and when the PEL 512 is separated into two (2) or more licences after the Effective Date, the Parties shall (i) use reasonable efforts to obtain, in writing, any required third-party consents, (ii) upon receipt of all such consents, execute all such documents that may be necessary or desirable to the Government for the new licence or licences over and in respect of the Contract Area to be granted and issued to DESAL and WESI in their respective undivided Participating Interests at that time and (iii) promptly and in no event more than three (3) Business Days following such separation, execute such assignments, instruments and other documents requested by DESAL in order for WESI to assign and transfer unto DESAL all of WESI’s interest in, to and under the licences or portions thereof burdening or pertaining to the West Block.

(c)	WESI shall promptly take all reasonable actions, and provide DESAL with all required and any reasonably requested documentation, to ensure compliance with the requirements established by the Government to approve and register the Assignment of Beneficial Interest and Transfer of Licence.

(d)	The Parties agree to execute and deliver any assignment as may be required to record the interest in the Contract Area of WESI in respect of the royalty interests referred to in Article 7.2(d); and to execute and deliver any assignment as may be required to record the interest of WESI in respect of the Deed (pursuant to section 31 of the Native Title Act 1993) between DESAL and the Government, the Dieri Aboriginal Corporation and others dated 4 September 2012.

ARTICLE 3

CONDITIONS PRECEDENT TO ASSIGNMENT

3.1 Conditions Precedent

This Agreement and the effectiveness of the Assignment of Beneficial Interest and Transfer of Licence delivered in connection with this Agreement are subject to the satisfaction or waiver (by DESAL only in respect of condition (a) ) of each of the following conditions, (collectively the “Conditions Precedent”):

(a)	WESI shall have paid to DESAL the cash consideration set forth in Article 4.1;

Discovery to WESI Farmout Agreement	12

(b)	The Parties obtain, in writing, any required third-party consents for entering into this Agreement and the Assignment of Beneficial Interest and Transfer of Licence; and

(c)	This Agreement, the JOA and Assignment of Beneficial Interest and Transfer of Licence as registrable dealings under the Act, have been approved and registered by the Government under the Act. Upon notification of such approval and registration, this Agreement and such assignment and transfer shall be deemed to have been made with effect as of and from the Effective Date.

3.2  Acts to be Performed:

DESAL, in the case of Articles 3.1(b) and 3.1(c), and WESI in the case of each of the Conditions Precedent, shall each use its best endeavors to execute all documents, and do and procure to be done all such acts and things as are reasonably within its power to ensure the Conditions Precedent are satisfied as soon as is reasonably practicable after execution of this Agreement.

3.3 Termination

This Agreement shall terminate automatically if the Condition Precedent described in Article 3.1(a) is not satisfied within the time provided in Article 4.1. DESAL may terminate this Agreement at any time prior to satisfaction of all of the Conditions Precedent by giving notice to WESI in accordance with the provisions of Article 10 in the event that any of the following occurs:

(a)	the Condition Precedent described in Article 3.1(b) is not satisfied within forty five (45) days of the Effective Date; or

Discovery to WESI Farmout Agreement	13

(b)	the Condition Precedent described in Article 3.1(c) is not satisfied within ninety (90) days of the Effective Date.

In the event of termination pursuant to this Article 3.3, the proposed Assignment of Beneficial Interest and Transfer of Licence shall terminate, shall be rendered void and shall have no force or effect and WESI shall have no interest whatsoever in the Licence and Contract Area, and WESI shall reassign and be deemed to have reassigned any rights or equitable interest it may have acquired under this Agreement or the Assignment of Beneficial Interest and Transfer of Licence to DESAL retroactive to the Effective Date of this Agreement.

ARTICLE 4

CONSIDERATION AND COVENANTS

4.1	In consideration of the right to receive the Assignment of Beneficial Interest and Transfer of Licence, WESI will pay to DESAL a cash consideration of A$2,500,000.00 in immediately available funds within forty five (45) days of the Effective Date of this Agreement, by way of direct bank transfer into an account to be specified by notice from DESAL to WESI prior to the Effective Date.

Discovery to WESI Farmout Agreement	14

4.2	In consideration for receiving the Assignment of Beneficial Interest and Transfer of Licence, WESI agrees to perform or cause to be performed and pay and discharge, until the following work is completed in the Contract Area, the following:

(a)	In accordance with the terms of this Agreement and the JOA, WESI shall have the obligation and shall be responsible for and shall pay for one hundred percent (100%) of the costs of Work Programs and Budgets approved by the Operating Committee in accordance with this Agreement and the JOA until a cumulative amount of A$30,500,000 (excluding any Excluded Amounts) has been funded by WESI under the JOA to pay such costs (“Obligatory Expenditure Work Program”). WESI shall fully complete and perform the Obligatory Expenditure Work Program consistent with the terms of this Agreement and the JOA before the end of the current period of the Licence or 27 months from the Effective Date of this Agreement, whichever first occurs. All amounts paid or expended by WESI under the Obligatory Expenditure Work Program shall first be applied to obligations attributable to DESAL’s Participating Interest and then to obligations attributable to WESI’s Participating Interest share. After the satisfactory conclusion of the Obligatory Expenditure Work Program, all further costs and expenses of Joint Operations will be paid in accordance with the JOA based on each Party’s Participating Interest.

(b)	DESAL shall have the right to audit WESI’s books and records pertaining to the Obligatory Expenditure Work Program in accordance with the audit provisions of the JOA.

(c)	Within ten (10) days of the Effective Date, the Operating Committee shall establish a Technical Subcommittee to formulate and advise the Operating Committee in regard to all Work Programs and Budgets. Based on the advice of the Technical Subcommittee, within thirty (30) days of the Effective Date DESAL shall establish the initial Work Program and Budget for the 1st and 2nd Calendar Quarters of 2020, that conforms with the methodology set forth on Exhibit C.

Discovery to WESI Farmout Agreement	15

Subject to the rest of this Article 4.2(c), for so long as DESAL and WESI (or their Affiliates) are the only Parties to the JOA and during the period of the Obligatory Expenditure Work Program, the decisions of the Operating Committee shall be unanimous. In making decisions, the Operating Committee shall give preference to performing exploration operations on the Contract Area during the period of the Obligatory Expenditure Work Program. If a Work Program and Budget (following the first Work Program and Budget, that is established solely by DESAL) or amended Work Program and Budget, or a matter otherwise referred to the Operating Committee, is not approved by the Operating Committee within 15 days after DESAL submits such Work Program and Budget or such matter to the Operating Committee for approval, then notwithstanding anything to the contrary in the JOA, DESAL and WESI shall cooperate in good faith in the Technical Subcommittee to formulate a revised Work Program and Budget (that would include the proposed matter or operation the subject of such Technical Subcommittee review) and advise the Operating Committee accordingly. Based on the advice of the Technical Subcommittee, DESAL shall either submit a revised Work Program and Budget to the Operating Committee for further consideration or submit that the most recently approved Work Program and Budget should not be revised. If the revised Work Program and Budget is not approved by the Operating Committee within 15 days after further submission by DESAL, WESI must proceed with most recently approved Work Program and Budget, having full regard for and giving effect to the applicable provisions of Exhibit C at that time, without giving effect to any proposed revisions. If, in DESAL’s sole discretion, it is not appropriate at the time to proceed with the most recently approved Work Program and Budget, DESAL may either (i) in consultation with WESI engage a third party engineering firm at the Parties’ joint cost and expense to make a recommendation with respect to the proposed revised Work Program and Budget or (ii) submit a further revised Work Program and Budget, in each case of (i) or (ii), for review and consideration by the Technical Subcommittee and further submission to the Operating Committee, in accordance with this Article 4.2(c), again having full regard for and giving effect to the applicable provisions of Exhibit C at that time.

If the abovementioned decision-making process is not resolved by a mutual decision of the Operating Committee within 45 days after the Work Program and Budget or amended Work Program and Budget, or other matter is first submitted by DESAL to the Operating Committee for approval, DESAL as Operator shall have the deciding vote on the matters under dispute. Until the satisfactory conclusion of the Obligatory Expenditure Work Program, “Operator” for purposes of this Article 4.2(c) shall be DESAL in its continuing role as Operator under the JOA. Upon satisfactory conclusion of the Obligatory Expenditure Work Program and designation under the JOA of WESI as Operator for all matters under the JOA, all decisions of the Operating Committee including approvals of all Work Programs and Budgets shall be determined in accordance with the JOA.

Discovery to WESI Farmout Agreement	16

(d)	During the Obligatory Expenditure Work Program, WESI shall call quarterly AFE meetings that will be scheduled at least twenty (20) days prior to the commencement of each Calendar Quarter. At least fifteen (15) days prior to the quarterly AFE meetings, WESI as Contract Operator must furnish AFEs to the Operating Committee in respect of all work, and notwithstanding anything to the contrary in Article 6.7 of the JOA, including Minimum Work Obligations and general and administrative costs, carried out in respect of the Obligatory Expenditure Work Program and must otherwise comply with Article 6.7 of the JOA. These meetings will be to confirm the expenditure and operations for the immediately upcoming Calendar Quarter and the capital necessary for WESI to achieve such expenditure and operations (“Capital Requirement”), consistent with the approved Work Program and Budget, unless modified in accordance with the process stipulated in Article 4.2(c). Within ten (10) days of the AFE meeting, WESI will be obligated to place that Calendar Quarter’s Capital Requirement into an operations account visible to DESAL over which DESAL shall have a lien and security interest, entitling DESAL, following a default by WESI under this Agreement or the JOA, to “control” and to a right of access to the funds on deposit therein, notwithstanding any objection by WESI. All amounts on deposit in such account shall be used for and applied exclusively to expenditures and operations set forth in the Obligatory Expenditure Work Program. If WESI does not deposit the Capital Requirement into the operations account within 10 days of the AFE Meeting, DESAL will have the right to serve Notice pursuant to this Agreement and the JOA indicating at the time of Notice that it is a Warning Notice, which accrues interest at a rate per annum equal to the Default Rate, calculated on the agreed expenditure of the corresponding AFE. Such amount plus interest will be payable by WESI into the operations account within 10 days of the Warning Notice. If the Capital Requirement and the Warning Notice interest amount are not paid by this time, a Default Notice may be served by DESAL to WESI under the JOA.

Discovery to WESI Farmout Agreement	17

(e)	DESAL will, in accordance with the JOA, submit to the Operating Committee an annual Work Program and Budget to provide for the Obligatory Expenditure Work Program operations for the then current and, subsequently, the upcoming year. During the Obligatory Expenditure Work Program and not later than one month prior to the beginning of each Calendar Quarter (“Upcoming Quarter”), WESI will establish at its sole cost two (2) separate surety bonds issued by a commercial bank with offices in Australia and the United States of America reasonably satisfactory to DESAL, in an amount equal to the estimated expenditures individually for the two Calendar Quarters immediately following such Upcoming Quarter under the Work Program and Budget approved by the Operating Committee (“Surety Bonds”). The Surety Bonds will be updated on or prior to the last day of each Calendar Quarter to reflect the estimated expenditures incurred but not paid for such Calendar Quarter then ended, together with the estimated expenses for the two Calendar Quarter immediately succeeding the Upcoming Quarter (including, in the case of the end of the third Calendar Quarter of each year, the first Calendar Quarter of the immediately succeeding calendar year). The Surety Bonds will be payable to DESAL should WESI be held in Default in accordance with this Agreement or the JOA. The cost of such Surety Bonds will not be counted toward the cumulative amount required to be funded by WESI under the Obligatory Expenditure Work Program.

Discovery to WESI Farmout Agreement	18

(f)	During the period of the Obligatory Expenditure Work Program, the Parties agree to waive the terms of Article 5.13.B of the JOA and agree that no work programs are of a type that could be conducted as an Exclusive Operation under Article 7 of the JOA.

(g)	WESI shall be prohibited from voluntarily withdrawing from this Agreement and the Licence until the Obligatory Expenditure Work Program has been satisfactorily concluded and completed.

(h)	WESI understands that DESAL has held discussions with the Government to separate the Licence into two separate licences, and that DESAL has elected to delay the decision to effect such separation until the Licence expires under its own terms. If DESAL, in its sole discretion, elects to resume discussions with the Government regarding the separation of the Licence, DESAL will give prior written notice to WESI of that decision but will have the sole authority of agreeing with the Government the terms and conditions of the separation provided the separation does not impose work commitments in excess of the work commitments existing on PEL 512 before separation, and provided also the boundary for the Contract Area reflects the area as outlined in Exhibit A. DESAL will keep WESI, for information purposes only, informed of DESAL’s negotiations with the Government regarding the Licence separation.

Discovery to WESI Farmout Agreement	19

(i)	Within 30 days of WESI completing all operations and funding expenditures required under the Obligatory Expenditure Work Program, DESAL may provide a written request to WESI proposing for DESAL to continue its carried position. WESI may accept or decline such request by providing written notice to DESAL within thirty (30) days of receiving such request. If WESI accepts any such request within such timeframe, then following such acceptance: (a) DESAL will assign and transfer a further 27.5% Participating Interest to WESI such that WESI’s Participating Interest will increase to 77.5% and DESAL’s Participating Interest will decrease to 22.5%; (b) WESI shall remain liable for all costs, expenses and liabilities associated with all Joint Operations under the JOA and chargeable to DESAL in connection with the JOA or the Contract Area; (c) DESAL will be free carried on all Joint Operations costs, including further exploration and appraisal, pre-development, conceptual designs, development, and any infrastructure required (excluding royalties, taxes, etc.); (d) WESI will have the rights and obligations of the “Operator” under the JOA as defined therein, including with regard to decision-making rights and responsibilities; and (e) DESAL will retain all rights of a “Non-Operator” under the JOA as defined therein, including but not limited to voting rights.

ARTICLE 5

OBLIGATIONS UNDER THE LICENCE AND JOA

5.1 Acceptance of Prior Terms

WESI hereby ratifies, confirms and accepts the terms and conditions of the Licence and WESI agrees to abide by the terms and conditions of the Licence to the extent of its Participating Interest from time to time.

Discovery to WESI Farmout Agreement	20

5.2 Right of First Refusal

(a)	Any transfer of all or part of the Participating Interest held by a Party, whether direct or indirect, shall be subject to the terms of Article 12 of the JOA; provided that, subject to Article 5.2(b), the Parties each agree to a one-time waiver of their rights under Article 12.2.F of the JOA (“Transfer Waiver”), which waiver shall be effective for a single period commencing on the Effective Date and ending when the first seven (7) Exploration Wells have each been drilled and either Completed or Plugged and Abandoned (“Waiver Period”). Such Transfer Waiver shall apply to any transfer for which a Party has entered into a non-binding term sheet (with detail similar to the term sheet between the Parties hereto for this Agreement) prior to the end of the Waiver Period with a third party desiring to acquire all or part of its Participating Interest. During the Waiver Period, the Party desiring to transfer all or part of its Participating Interest shall offer the other Party the opportunity to participate in any competitive bidding process except to the extent such transfer is to an Affiliate (as defined in the JOA) or the transfer is part of a merger, consolidation, or the sale of a majority of the transferring Party’s shares or substantially all of its assets.

(b)	Notwithstanding anything to the contrary in Article 5.2(a), no transfer by WESI of any part of its Participating Interest during the Obligatory Expenditure Work Program will be effective without the prior written consent of DESAL, in DESAL’s sole discretion. No transfer by WESI of its Participating Interest or any portion thereof during the Waiver Period will be effective unless WESI and such proposed assignee has demonstrated to DESAL’s complete satisfaction that the person seeking to acquire such Participating Interest or portion thereof has sufficient financial and technical resources to successfully fulfill all of WESI’s obligations hereunder and under the JOA.

Discovery to WESI Farmout Agreement	21

(c)	Notwithstanding Article 12.2.B of the JOA, in the event that (i) DESAL elects to transfer all or part of its Participating Interest after the Waiver Period, (ii) WESI does not exercise its rights under Article 12 of the JOA to acquire the Participating Interest DESAL is transferring, and (iii) DESAL has requested that the party acquiring the Participating Interest DESAL is transferring (“Acquiring Party”) become the Operator and the Acquiring Party accepts such request, then WESI shall relinquish all of its rights, if any, to be Operator hereunder and under the JOA to the Acquiring Party and the Parties will perform all actions necessary, including any actions required by the Government, to provide for the Acquiring Party to become Operator for the Contract Area hereunder and under the JOA.

5.3 Right of First Refusal on the Licence Outside the Contract Area

DESAL retains the exclusive right to market the area of PEL 512 outside of the Contract Area and shown as West Block on Exhibit A for sale, farm out, or in any another transaction for a period of thirty (30) months commencing from the Effective Date of this Agreement. WESI will be provided an opportunity to participate in any competitive bidding process during this exclusive marketing period. After the thirty (30) months exclusive marketing period, WESI will mutatis mutandis, have the right of first refusal provided under Article 12 of the JOA to acquire any such interest to the extent marketed by DESAL for sale, farm out, or by other transfer, and not previously farmed out, sold or otherwise transferred by DESAL in whole or in part.

ARTICLE 6

UNDERTAKING OF THE PARTIES

6.1	For so long as DESAL is Operator of the Licence, DESAL shall promptly notify WESI of any occurrence that would have a material adverse effect on the business, operations, financial condition or results of operations under the Licence.

Discovery to WESI Farmout Agreement	22

6.2	If the Parties elect to extend the Licence or portions thereof relating to the South Block beyond the term of the Licence as in effect on the Effective Date, the Parties agree to convert the Contract Area of the Licence into the maximum Petroleum Retention Licences (PRL) acceptable to the Government. Without limitation to the foregoing but subject to Article 4.2(i), except for those decisions regarding the separation of the Licence into two (2) separate new exploration licences during the term of the Licence as in effect on the Effective Date which shall be in DESAL’s sole discretion without any requirement of consultation, DESAL agrees to consult fully with WESI in connection with all other decisions under the Licence as it pertains to the Contract Area including the issue of new PRLs over the Contract Area; provided that for any decision for which DESAL is required to consult with WESI under this Article 6.2, such decision and any action DESAL takes as a consequence of such decision shall be in DESAL’s sole discretion so long as DESAL does not expect such decision to have a material adverse impact on WESI’s rights under this Agreement.

6.3	Each Party, as applicable, agrees to use commercially reasonable efforts to satisfy, in an expeditious manner, the Conditions Precedent to the Assignment of Beneficial Interest and Transfer of Licence set forth in Article 3.1.

6.4	Intentionally Omitted

6.5	WESI Default Remedies

Pursuant to and without prejudice to the terms of Article 4.2(e) and Article 4.2 (f), if DESAL has good reason, acting reasonably and fairly, to issue a Warning Notice to WESI as a result of WESI’s breach of its obligations under Article 4.2(e), such Warning Notice is, notwithstanding the terms of Article 8.1.A of the JOA, a preliminary notice to WESI that, unless WESI deposits the amount of the agreed AFE expenditure and accrued interest into the operating account within twenty (20) Days after service of the Warning Notice, DESAL shall have the right to deliver to WESI a formal Default Notice under Article 8.1.A of the JOA and the relevant Default provisions in Article 8 of the JOA will apply, except, for the term of this Agreement, as varied by the following:

(a)	if WESI fails to remedy the Default within five (5) Business Days after service of the Default Notice on WESI, DESAL may, in its sole discretion, call for and WESI must immediately without delay cause the two current Surety Bonds to be redeemed and the amounts of those Surety Bonds paid into the operating account immediately. DESAL will effect and keep control of the operating account until the Default is remedied to its sole and complete satisfaction; and

Discovery to WESI Farmout Agreement	23

(b)	within the Default Period WESI must use its best endeavours to secure further funding sufficient to ensure that the remainder of the Obligatory Expenditure Work Program is fully funded, and WESI must provide appropriate securities and guarantees to DESAL that such funding is secure and irrevocable and without recourse to DESAL, to DESAL’s full satisfaction and at its sole discretion acting reasonably.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

7.1	DESAL’s Representations and Warranties

DESAL warrants to WESI that, as of the Effective Date:

(a)	DESAL is the registered holder and beneficial owner of the whole of the undivided legal and beneficial interest in the Licence, including the WESI interest, free of Encumbrances other than those that may be disclosed by DESAL during the due diligence;

Discovery to WESI Farmout Agreement	24

(b)	there are no pre-emptive rights in respect of the Licence which may cause consent to the transfer of the WESI interest to be withheld;

(c)	to DESAL’s knowledge, the Licence is in good standing and no condition exists that would be reasonably likely to result in the cancellation, revocation or forfeiture thereof for any reason and DESAL is not aware of any circumstance which may give rise to such cancellation, revocation or forfeiture;

(d)	DESAL has complied with all obligations, authorisations and applicable laws in respect of the Licence in all material respects;

(e)	DESAL is not engaged in any litigation, arbitration or other proceeding concerning the Licence and it is not aware of any pending or, to the extent threatened in writing, litigation, arbitration or other proceeding concerning the Licence;

7.2	WESI’s Representations and Warranties

Except as otherwise disclosed in the attached schedules, WESI makes the following representations and warranties to DESAL as of the Effective Date:

(a)	Claims and Litigation. There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending, or to WESI’s knowledge, threatened, against WESI which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

(b)	Financing. WESI has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill all of its obligations under the Licence as it pertains to the Contract Area and this Agreement.

(c)	Technical Capability. WESI has the technical capability, personnel and resources to fulfill its obligations under this Agreement.

Discovery to WESI Farmout Agreement	25

(d)	WESI has been made aware of the following: (i) an overriding royalty in respect of the Licence originally held by Liberty Petroleum Corporation and levied at 2.0% gross well head value; (ii) an overriding royalty in respect of the Licence held by DESAL and is levied at 5% gross well head value; and (iii) the Native Title Claim over the Contract Area that is the subject of an agreement with the claimants under s.31 of the Native Title Act 1993, pursuant to which the holders of the Licence are subject to an annual administration fee levied by the Native Title party and a production payment levied by and payable to the Government on behalf of the Native Title party at the rate of 1% of the value at the well head of Petroleum produced and sold from a well within the Licence.

7.3	Mutual Representations and Warranties

The Parties make the following representations and warranties to each other as of the Effective Date:

(a)	Corporate Authority.

Each Party is duly organized and validly existing under the laws of the country where it is organized. To the extent required, each Party is qualified to conduct business in the jurisdiction as necessary to perform the Licence. Each Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.

Discovery to WESI Farmout Agreement	26

(b)	Payments.

Neither Party nor its Affiliates have made, offered, or authorized and will not make, offer or authorize any payment, gift, promise or other advantage, in connection with the matters which are the subject to this Agreement, whether directly or indirectly through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift or promise would violate: (a) the applicable Laws of the country of operations; (b) the laws of the country of formation of the Party or such Party’s ultimate parent company (or its principal place of business); or, (c)the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries.

(c)	Other Representations and Warranties.

Except as disclosed in schedules attached to this Agreement, the execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of each Party’s knowledge and belief:

(1)	violate any applicable Laws/Regulations, judgment, decree or award;

(2)	contravene the organization documents of a Party; or

(3)	result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by a Party hereto.

Discovery to WESI Farmout Agreement	27

7.4	Disclaimer of Other Representations and Warranties

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS ARTICLE 7, DESAL AND WESI MAKE NO, AND DISCLAIM AND WAIVE AND REPRESENT AND WARRANT THAT EACH HAS NOT RELIED UPON ANY, WARRANTY OR REPRESENTATION OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO WESI IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO (A) TITLE TO OR LIENS AGAINST ANY ASSIGNED INTEREST, (B) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO AN ASSIGNED INTEREST, (C) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO WESI, ITS AFFILIATES OR THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS DOCUMENT OR ANY DISCUSSION OR PRESENTATION RELATING HERETO, (D) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM ANY ASSIGNED INTEREST, (E) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (F) ANY ESTIMATES OF THE VALUE OF ANY ASSIGNED INTEREST OR FUTURE REVENUES GENERATED BY SUCH ASSIGNED INTEREST, (G) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM ANY ASSIGNED INTEREST OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR OTHERWISE COMPLIED WITH THE TERMS OF THE LICENCE, (H) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF ANY ASSIGNED INTEREST. DESAL FURTHER DISCLAIMS, AND THE WESI WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS SET FORTH ABOVE ANY ASSIGNED INTEREST BEING TRANSFERRED IS TRANSFERRED ON AN “AS IS, WHERE IS” BASIS, WITH ALL FAULTS AND DEFECTS AND THAT WESI HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS WESI DEEMS APPROPRIATE.

Discovery to WESI Farmout Agreement	28

ARTICLE 8

TAX

8.1	Tax Obligations

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Licence and under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder, including the Obligatory Expenditure Work Program expenditures made by WESI on behalf of DESAL, will be allocated by the Government tax authorities to the Parties based on each Party’s Participating Interest share, and not based upon the Party paying the amounts giving rise to such tax benefits. If such allocation is not accomplished due to the application of the Laws / Regulations or other Government action, the Parties shall negotiate in good faith to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended.

8.2	Joint Levy

If interpretation or enforcement of the Licence by the Government imposes joint and several liability on the Parties for any levy, charge or tax, the Parties agree to cross indemnify each other to the extent that such levy, charge or tax is owed by one Party individually.

8.3	Goods and Services Tax

(a) The Parties acknowledge and agree that the Consideration is GST exclusive.

(b) The Parties acknowledge and agree that any supply made under this Agreement is the supply of a going concern and that accordingly the supply is treated as being GST-free in accordance with section 38.325 of the A new Tax System (Goods and Services Tax) Act 1999 (Cth) (the “GST Act”).

Discovery to WESI Farmout Agreement	29

ARTICLE 9

CONFIDENTIALITY

9.1	Except as otherwise provided in the Licence and the JOA, each Party agrees that all information disclosed under this Agreement, except information in the public domain or lawfully in possession of a Party prior to the Effective Date, shall be considered confidential and shall not be disclosed to any other person or entity without the prior written consent of the Party which owns such confidential information. This obligation of confidentiality shall remain in force during the term of this Agreement. Notwithstanding the foregoing, confidential information may be disclosed without consent and without violating the obligations contained in this Article in the following circumstances:

(1)	to an Affiliate provided the Affiliate is bound to the provisions of this Article 9 and the Party disclosing is responsible for the violation of an Affiliate;

(2)	to a governmental agency or other entity when required by the Licence;

(3)	to the extent such information is required to be furnished in compliance with the applicable Laws/Regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(4)	to attorneys engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such attorneys’ work for such Party and such attorneys are bound by an obligation of confidentiality;

(5)	to contractors and consultants engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(6)	to a bona fide prospective transferee of a Party’s Participating Interest, or portion thereof, to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

Discovery to WESI Farmout Agreement	30

(7)	to a bank, other financial institution or to its financial advisors, investors or members of the financial community who have an interest on the matters the subject of this Agreement to the extent appropriate to a Party arranging for funding;

(8)	to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that such Party shall comply with the requirements of Article 14.10 hereunder;

(9)	to its respective employees, subject to each Party taking sufficient precautions to ensure such information is kept confidential;

(10)	to the extent any information which, through no fault of a Party, becomes a part of the public domain; and

(11)	to the Government solely to the extent as may be required to satisfy the Conditions Precedent.

9.2	Disclosure as pursuant to Articles 9.1(5), (6), and (7) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least as long as the period set out above and to use the information for the sole purpose described in Articles 9.1(5), (6), and (7) and, whichever is applicable, with respect to the disclosing Party.

Discovery to WESI Farmout Agreement	31

ARTICLE 10

NOTICES

All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other Party. Verbal and e-mail (or other electronic) communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article shall mean actual delivery of the notice to the address of the Party specified hereunder.

Name: WESI PEL512 Pty Ltd	Name: Discovery Energy SA Pty Ltd
Address: Suite 33.01, Chifley Tower	Address: Level 8, 350 Collins Street
2 Chifley Square, Sydney NSW 2000	Melbourne VIC 3000
Attention: Mr Simon Philis	Attention: Mr Keith Spickelmier
Email: sphilis@wesicorp.com	Email: ks@discoveryenergy.com

ARTICLE 11

LAW AND DISPUTE RESOLUTION

11.1	The Parties agree that, in the event of a Dispute, the terms of Article 18.2 of the JOA shall apply, mutatis mutandis, to and for the resolution of that Dispute.

11.2	Subject to Article 11.1, the Parties will submit to the non-exclusive jurisdiction of the Courts of the State of Victoria with respect only to any application for interim measures.

Discovery to WESI Farmout Agreement	32

ARTICLE 12

FORCE MAJEURE

If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to carry out the affected obligation, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in a commercially reasonable manner but shall not be obligated to settle any labor dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party. For the purposes of this Agreement, “Force Majeure” shall have the same meaning as is set out in the Licence.

Discovery to WESI Farmout Agreement	33

ARTICLE 13

DEFAULT

13.1	Default

Except as otherwise agreed in the JOA and as otherwise provided in Articles 4.2 (e) and (f) of this Agreement, if WESI fails to complete the work and pay the amounts due under Article 4 of this Agreement by the applicable dates, WESI shall be in default and such amounts less any amounts received by DESAL pursuant to Article 4.2 (f) of this Agreement shall accrue interest at a rate per annum equal to the Default Rate calculated from the due date until the date of payment.

13.2	Reassignment

Without prejudice to the JOA and any other rights or remedies available to DESAL under the JOA or otherwise at law or in equity, in the event that WESI fails to perform its obligations under Article 4 herein, Article 8 of the JOA shall apply mutatis mutandis hereunder in respect of the rights, duties, obligations and liabilities of the Parties, and DESAL shall have the option, subject to Article 6.5(c), exercisable at any time after twenty (20) days from DESAL’s Default Notice to WESI of WESI’s failure to timely fulfill its obligations under Article 4, to require that WESI withdraw completely from the JOA and the Licence in accordance with Article 8.4.D.1 of the JOA and reassign WESI’s Participating Interest and Licence interest to DESAL free of cost and free from any and all liens, claims or Encumbrances. In this event, WESI shall promptly execute any and all such documents as are necessary for such reassignment in the same form and manner as the Assignment of Beneficial Interest and Transfer of Licence; and, assist in obtaining any required Government approval of such reassignment. In connection with the foregoing, WESI hereby appoints DESAL as its true and lawful attorney to sign such documents and make such filings and applications as may be necessary to make legally effective the assignments and transfers contemplated by this Article 13 and the JOA, and to obtain any necessary consents of the Government. Actions under this power of attorney may be taken by DESAL individually without the joinder of WESI. This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest.

Discovery to WESI Farmout Agreement	34

ARTICLE 14

GENERAL PROVISIONS

14.1	Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2	Further Assurances

Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

14.3	Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

Discovery to WESI Farmout Agreement	35

14.4	Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

14.5	Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

14.6	Modifications

There shall be no modification of this Agreement except by written consent of all Parties.

14.7	Priority of Agreement

In the event of any conflict between the provisions of the main body of this Agreement and its Exhibits, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between this Agreement and the JOA, this Agreement shall prevail. In the event of any conflict between this Agreement and the Licence, this Agreement shall prevail unless such would be in violation of the Laws of Australia or the terms of the Licence.

Discovery to WESI Farmout Agreement	36

14.8	Interpretation

(a)	Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

(b)	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(c)	Gender. Reference to any gender includes a reference to all other genders.

(d)	Article. Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of the Agreement.

(e)	Include. “include” and “including” shall mean to be inclusive without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

14.9	Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, DESAL is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

14.10	Public Announcements

No public announcement or statement regarding the terms or existence or this Agreement shall be made without prior written consent of all Parties; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement to the extent it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates, however, any such required public announcement shall include only that portion information which the disclosing Party is advised by written opinion of counsel (including in-house counsel) is legally required. Such opinion shall be delivered to the other Parties prior to any such public announcement.

14.11	Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

[Signature Page Follows]

Discovery to WESI Farmout Agreement	37

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date set out in the first sentence of this Agreement.

For and on behalf of Discovery Energy SA Pty Ltd ABN 89 158 204 052 in accordance with section 127(1) of the Corporations Act 2001 (Cth):	) ) )

Signature of director		Signature of company secretary

Name (please print)		Name (please print)

For and on behalf of WESI PEL512 Pty Ltd ACN 635 946 682 in accordance with section 127(1) of the Corporations Act 2001 (Cth):	) ) )

Signature of director		Signature of director

Name (please print)		Name (please print)

EXHIBIT A

CONTRACT AREA AND AREA COVERED BY PEL 512

Discovery to WESI Farmout Agreement	1

EXHIBIT B

JOINT OPERATING AGREEMENT

(see attached)

Discovery to WESI Farmout Agreement	2

EXHIBIT C

OBLIGATORY EXPENDITURE WORK PROGRAM GUIDANCE

Order and Priority of Operations

The Parties acknowledge and agree that, absent mutual agreement by the Parties, each Work Program and Budget during the Obligatory Expenditure Work Program shall target and prioritize the following matters in descending chronological order, and any disagreement between the Parties involving operations shall be resolved, as applicable, by reference to the following matters:

1) First, the acquisition of of 3D seismic and the geological and geophysical evaluation and interpretation of the seismic data.

2) Second, the drilling of not less than seven (7) Exploration Wells (or a lesser number of wells as may be approved by DESAL) selected from those Exploration Well locations which may be developed from prospects developed from the Adidas seismic program or other seismic programs.

3) Third, in cases of disagreement over whether to drill an Exploration Well, an Appraisal Well or a Development Well, such disagreement shall be resolved by drilling the Exploration Well.

4) Fourth, in cases of disagreement over whether to drill an Appraisal well or a Development Well, such disagreement shall be resolved by drilling the Appraisal Well.

Discovery to WESI Farmout Agreement	3

EXHIBIT D

ASSIGNMENT OF BENEFICIAL INTEREST AND TRANSFER OF LICENCE

(see attached)

Discovery to WESI Farmout Agreement	4